Exhibit 99.1

Avadel Pharmaceuticals Appoints Kevin Kotler to the Company’s Board of Directors

DUBLIN, Ireland, Dec. 11, 2018 (GLOBE NEWSWIRE) -- Avadel Pharmaceuticals plc (Nasdaq: AVDL), a company focused on providing innovative medicines for chronic urological, central nervous system, and sleep disorders, today announced that Kevin Kotler, the founder and Portfolio Manager of Broadfin Capital, LLC, has been appointed to the Company’s Board of Directors and will immediately join the Board. The Company also intends to nominate and appoint an additional director, in consultation with Broadfin, in the very near future.

Mr. Kotler is an experienced healthcare investor with a strong track record and over 25 years of industry experience. He founded Broadfin Capital, a healthcare focused investment firm based in New York City, in 2005. Mr. Kotler also serves as a director of publicly traded BioDelivery Sciences International, Inc. (Nasdaq: BDSI).

“We are pleased to welcome Kevin to our Board of Directors,” said Mike Anderson, Chief Executive Officer of Avadel. “The experience and insight that he brings from his career as an investor will be invaluable to Avadel as we move forward to build value for our shareholders. Broadfin Capital is one of Avadel’s largest shareholders and Kevin’s addition to the Board demonstrates our willingness to listen to shareholder concerns about creating and maximizing shareholder value.”

Craig Stapleton, Chairman of the Board of Directors said, “We are delighted that Kevin, a large shareholder of Avadel through his Broadfin fund, has agreed to join our Board. We look forward to the guidance he will bring given his years in the investment community. Kevin will serve on the Compensation Committee and the Nominating and Corporate Governance Committees, the latter of which will be particularly useful as we identify new members of the Board.”

“I am pleased with the Company’s decision to bring on two additional directors. This shows commitment by the Board to listen to investors’ feedback, and I look forward to working with the current Board to maximize value for the benefit of all shareholders,” said Mr. Kotler.

About Avadel Pharmaceuticals plc

Avadel Pharmaceuticals plc (Nasdaq: AVDL) is a specialty pharmaceutical company that seeks to develop differentiated pharmaceutical products that are safe, effective and easy to take through formulation development, by utilizing its proprietary drug delivery technology and through in-licensing / acquiring new products; ultimately, helping patients adhere to their prescribed medical treatment and see better results. Avadel’s current portfolio of products and product candidates focuses on the urology, central nervous system (CNS) / sleep, and hospital markets. The Company is headquartered in Dublin, Ireland with operations in St. Louis, Missouri and Lyon, France. For more information, please visit www.avadel.com.

About Broadfin Capital.

Broadfin Capital is a global equity healthcare manager founded in 2005. With over $600 million of assets under management, Broadfin applies a value-oriented investment strategy based on deep, fundamental research. Broadfin’s investment team draws on its extensive experience in the medical technology, pharmaceuticals and biotechnology sectors with a particular focus on small and mid-cap investments.

Contacts:	Michael F. Kanan
Chief Financial Officer
Phone: (636) 449-1844
Email: mkanan@avadel.com

Ami Bavishi
Phone: (212) 213-0006
Email: abavishi@burnsmc.com